EXHIBIT 10.6



                      AMENDED AND RESTATED
                 EXECUTIVE EMPLOYMENT AGREEMENT


     THIS AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (this "Agreement") is entered into as of August 14, 1998, (the "Effective Date"), by and between FUTURE PETROLEUM CORPORATION, a Utah corporation (the "Employer"), and B. CARL PRICE (the "Executive").


RECITALS

     WHEREAS, the Executive and the Employer entered into an Executive Employment Agreement dated as of November 18, 1997 (the "Original Agreement"), and

     WHEREAS, the Executive and the Employer desire to amend and restate the Original Agreement in its entirety; and

     WHEREAS, the Executive desires employment as an employee of the Employer, and the Employer desires to employ the Executive, under the terms and conditions hereof.


AGREEMENT

     NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties agree as follows:


                                ARTICLE I
                      ASSOCIATION AND RELATIONSHIP

     1.1 Nature of Employment. The Employer hereby employs the Executive and the Executive hereby accepts employment from the Employer upon the terms and conditions set forth herein.

     1.2 Full Time Services. The Executive shall devote his full working time, attention, and services to the business and affairs of the Employer and shall not, without the Employer's written consent, be engaged during the term of this Agreement in any other substantial business activity other than normal investment activities, whether or not such business activity is pursued for gain, profit, or other pecuniary advantages, that significantly interferes or conflicts with the reasonable performance of his duties hereunder.

     1.3 Duties. During the term of this Agreement, the Executive shall be employed by the Employer and shall initially occupy the office of President and shall serve as the Employer's chief executive officer. The Executive agrees to serve in such offices or positions with the Employer or any subsidiary of the Employer and such substitute or further offices or positions of substantially consistent rank and authority as shall, from time to time, be determined by the Employer's board of directors. The Executive agrees to perform such duties appropriate for an executive officer of the Employer as may be assigned to him from time to time by the Employer and as described in the Employer's bylaws. The Employer shall direct, control, and supervise the duties and work of the Executive.

     1.4 Satisfaction of the Employer. The Executive agrees that he will, at all times faithfully, promptly, and to the best of his ability, experience, and talent, perform all of the duties that may be required of him pursuant to the express and implicit terms hereof. Such duties shall be rendered at Dallas, Texas, and, on a temporary basis, at such other place or places as the interests, needs, business, and opportunities of the Employer shall require or make advisable; provided, however, that Executive shall not be required to move his residence from Dallas, Texas without the mutual consent of the Employer and the Executive and the reimbursement by the Employer of all expenses incurred by the Executive in connection with such move.

     1.5 Compliance with Rules. The Executive shall observe and comply with the rules and regulations of the Employer respecting its business and shall carry out and perform orders, directions, and policies of the Employer as they may be from time to time communicated to the Executive either orally or in writing. The Executive shall further observe and comply with all applicable rules, regulations, and laws governing the business of the Employer.

                            ARTICLE II
                   COMPENSATION AND BENEFITS

     2.1 Compensation. For all services rendered by the Executive pursuant to this Agreement, the Employer shall compensate the Executive as follows:

          (a) Salary. The Executive shall be paid in accordance with the normal payroll practice of the Employer annual compensation in the amount of One Hundred Twenty-Five Thousand Dollars ($125,000.00).

          (b) Salary Escalation. The rate of salary may be further or otherwise increased at any time and in such amount as the board of directors or the designated compensation committee thereof may determine appropriate, based on results of operations, increased activities of the Employer, or such other factors as the board of directors or the designated compensation committee thereof may deem appropriate.

          (c) Bonus. The Employer shall provide the Executive with incentive compensation in the form of cash or stock bonuses not less often than once each year during the term of this Agreement. The amount of such bonuses shall be determined in the sole discretion of the board of directors of the Employer or the designated compensation committee thereof taking into consideration the growth and profitability of the Employer, the relative contribution by the Executive to the business of the Employer, the economy in general, and such other factors as the board of directors or designated compensation committee deems relevant.

       (d) Stock Purchase. The Executive may, at his option, forego receipt of a portion of the salary and/or bonus otherwise payable to the Executive hereunder, whereupon such foregone amount shall be deemed to be paid by the Executive to the Employer as the purchase price for shares of common stock of the Employer. The portion of the Executive's salary as to which the Executive may forego pursuant to this section shall be determined in the sole discretion of the Executive. The purchase price for the shares of common stock of the Employer under this section shall be equal to (a) for compensation relating to the period beginning on the date of the Original Agreement and ending December 31, 1998, $0.42 per share (the average midpoint price between bid and ask for the five (5) days prior to the date of the Original Agreement); and
(b) for compensation relating to the period beginning on January 1, 1999, and thereafter, the average midpoint price between bid and ask for the last five (5) days of the calendar year prior to the year to which the foregone compensation relates. All shares purchased by the Executive under this section shall be delivered to the Executive on or before January 31 of the year following the year in which the services for which compensation is payable hereunder were performed.

          (e) Incentive Compensation. The Employer shall grant to the Executive pursuant to the terms of the 1993 Employee Incentive Plan of the Employer, options to purchase 250,000 shares of common stock of the Employer, at an exercise price per share equal to the average midpoint price between the bid and ask prices of the Employer's common stock for the five (5) trading days preceding the Effective Date of this Agreement. The options shall be 100% vested as of the date hereof and shall expire on the date that is ten years from the date hereof.

          (f) Anti-Dilution. In addition to all other compensation payable to the Executive hereunder, on each anniversary date of this Agreement, the Employer shall grant to the Executive options to purchase shares of common stock of the Employer equal to twelve percent (12%) multiplied by the difference between (i) the issued and outstanding shares of common stock together with all shares of common stock issuable on exercise or conversion of all options, warrants and other securities convertible or exercisable into common stock on a fully diluted basis, less (ii) the shares of common stock held by the Executive together with all options, warrants and other securities convertible or exercisable into common stock held by the Executive. The exercise price of such options shall be the average midpoint price between the bid and ask prices of the Employer's common stock for the five (5) trading days preceding the date of each such grant. The options shall be 100% vested as of the date of grant and shall expire on the date that is ten years from the date of grant.

          (g) Other Benefits. The Employer shall additionally provide to the Executive incentive, retirement, pension, profit sharing, stock option, health, medical, or other employee benefit plans which are consistent with and similar to such plans provided by the Employer to its employees generally. All costs of such plans shall be an expense of the Employer and shall be paid by the Employer.

     2.2 Continuation of Compensation During Disability. If the Executive is unable to perform his services by reason of disability due to illness or incapacity for a period of more than six (6) consecutive months, the compensation thereafter payable to him during the next succeeding consecutive three (3) month period shall be one-half of the compensation provided for in
Section 2.1(a) hereof (as adjusted pursuant to Section 2.1(b)), and during the following consecutive three (3) month period shall be one-fourth of the salary provided for in Section 2.1(a) (as adjusted pursuant to Section 2.1(b)); provided, however, that no such compensation shall be payable after the termination of this Agreement. During such initial six (6) consecutive month period of disability, the Executive shall be entitled to receive incentive compensation at the same annual rate as incentive compensation, if any, earned with respect to the Employer's fiscal year last preceding the date such illness or incapacity commenced. Notwithstanding the foregoing, if such illness or incapacity does not cease to exist within the twelve (12) consecutive month period provided herein, the Executive shall not be entitled to receive any further compensation from the Employer and the Employer may thereupon terminate this Agreement. For purposes of this Agreement, the Executive is "disabled" when he is unable to continue his normal duties of employment, by reason of a medically determined physical or mental impairment. In determining whether or not the Executive is disabled, the Employer may rely upon the opinion of any doctor or practitioner of any recognized field of medicine or psychiatric practice selected jointly by the Employer and the Executive and such other evidence as the Employer deems necessary.

     2.3 Working Facilities. The Employer shall provide to the Executive at the Employer's principal executive offices suitable executive offices and facilities appropriate for his position and suitable for the performance of his responsibilities.

     2.4 Vacations and Meetings. The Executive shall be entitled each year to a paid vacation of at least four (4) weeks and to attendance at appropriate meetings and conventions of such duration and at such time as may be in accordance with the Employer's policy. Vacations shall be taken by the Executive at a time and with starting and ending dates mutually convenient to the Employer and the Executive. Vacations or portions of vacations not used in one employment year shall carry over to the succeeding employment year, but shall thereafter expire if not used within such succeeding year.

     2.5 Expenses. The Employer will reimburse the Executive for expenses incurred in connection with the Employer's business, including expenses for travel, lodging, meals, beverages, entertainment, and other items. The Executive shall provide the following for all expenses for which the Executive desires reimbursement:

     (a) A report in which the Executive has recorded at or near the time each expenditure was made: (i) the amount of the expenditure;
(ii) the time, date, place and designation of the type of entertainment, travel or other expense; (iii) the business reason for the expenditure and the nature of the business benefit derived or expected to be derived as a result of the expenditure; and (iv) the names, occupations, addresses and other information concerning each person who was entertained sufficient to establish the business relationship to the Employer; and

     (b) Documentary evidence (such as receipts or paid bills), which states sufficient information to establish the amount, date, place and the essential character of the expenditure, for each expenditure:
(i) of twenty-five dollars ($25.00) or more (except for transportation charges if not readily available); and (ii) for lodging while traveling away from home.

     2.6 Dues and Club Memberships. The Employer shall assume and pay reasonable dues of the Executive in local, state, and national societies and associations, and in such other clubs and organizations, as shall be approved and authorized by the Employer.

     2.7 Automobile. The Employer shall provide to the Executive, at the election of the Executive, either (a) a company vehicle of a type suitable for the Executive's position, insured at the Employer's expense, for the exclusive use of the Executive; or (b) reimbursement of the costs and expenses, including insurance, of purchasing or leasing and maintenance of the Executive's personal vehicle.

     2.8 Payroll Taxes. The Employer shall withhold from the Executive's compensation hereunder all federal and state payroll taxes and income taxes on compensation paid to the Executive and shall provide an accounting to the Executive for such amounts withheld.


                                ARTICLE III
             COVENANT TO NOT DISCLOSE CONFIDENTIAL INFORMATION

     3.1 Definition of Confidential Information. For purposes of this Agreement, the term "Confidential Information" does not apply to information generally available to the public or to businesses in the oil and gas exploration and development industry, but otherwise shall mean information in written or electronic form under the care or custody of the Executive as a direct or indirect consequence of or through his employment with the Employer, including, but not limited to, the special proprietary and economic information regarding the business, methods, and operation of the Employer that is designated by the Employer as "Limited," "Private," or "Confidential" or similarly designated or for which there is any reasonable basis to be believed is, or which appears to be, treated by the Employer as confidential.

     3.2 Protection of Goodwill. The Executive acknowledges that in the course of carrying out, performing, and fulfilling his responsibilities to the Employer, the Executive will be given access to and be entrusted with Confidential Information relating to the Employer's business. The Executive recognizes that (i) the goodwill of the Employer depends upon, among other things, its keeping the Confidential Information confidential and that unauthorized disclosure of the Confidential Information would irreparably damage the Employer; and (ii) disclosure of any Confidential Information to competitors of the Employer or to the general public would be highly detrimental to the Employer. The Executive further acknowledges that in the course of performing his obligations to the Employer he will be a representative of the Employer to many clients or other persons and, in some instances, the Employer's primary contact with such clients or other persons, and as such will be responsible for maintaining or enhancing the business and/or goodwill of the Employer with those clients or other persons.

     3.3 Covenants Regarding Confidential Information. In further consideration of the employment of the Executive by the Employer and in consideration of the compensation to be paid to the Executive during his employment, the Executive hereby agrees as follows:

          (a) Nondisclosure of Confidential Information. The Executive will not, during his employment with the Employer or at any time after termination of his employment, irrespective of the time, manner, or cause of termination, use, disclose, copy, or assist any other person or firm in the use, disclosure, or copying, of any Confidential
Information.

          (b) Return of Confidential Information. All files, records, documents, drawings, equipment, and similar items, whether in written or electronic form, relating to the business of the Employer, whether prepared by the Executive or otherwise coming into his possession, shall remain the exclusive property of the Employer and shall not be removed from the premises of the Employer, except where necessary in carrying out the business of the Employer, without the prior written consent of the Employer. Upon termination of the Executive's employment, the Executive agrees to deliver to the Employer all Confidential Information and all copies thereof along with any and all other property belonging to the Employer whatsoever.


                             ARTICLE IV
                      ENFORCEMENT OF COVENANTS

     4.1 Relief. The Executive agrees that a breach or threatened breach on his part of any covenant contained in this Agreement will cause such damage to the Employer as will be irreparable and for that reason, the Executive further agrees that the Employer shall be entitled as a matter of right to an injunction out of any court of competent jurisdiction restraining any further violation of such covenants by the Executive, his employers, employees, partners, or agents. The right to injunction shall be cumulative and in addition to whatever other remedies the Employer may have, including, specifically, recovery of damages.

     4.2 Survival of Covenants. Subject to Article V below, in the event the Executive's employment relationship with the Employer is terminated, with or without cause, the covenants contained in Article III above shall survive for a period of one (1) year after such termination.


                                  ARTICLE V
                             TERM AND TERMINATION

     5.1 Term. Except as provided herein, the term of this Agreement shall be for a period of three (3) years commencing on the Effective Date and shall automatically be extended for an additional one (1) year upon each anniversary date of the Effective Date unless otherwise terminated pursuant to the terms hereof.

     5.2 Termination. The Executive's employment hereunder may be terminated without any breach of this Agreement only under the following circumstances:

          (a) Termination for Cause. The Employer shall have the right, without further obligation to the Executive other than for compensation previously accrued, to terminate this Agreement for cause ("Cause") by showing that (i) the Executive has materially breached the terms hereof;
(ii) the Executive, in the determination of the board, has been grossly negligent in the performance of his duties; (iii) the Executive has substantially failed to meet written standards established by the Employer for the performance of his duties; (iv) the Executive has engaged in material willful or gross misconduct in the performance of his duties hereunder; or (v) a final non-appealable conviction of or a plea of guilty or nolo contendere by the Executive to a felony or misdemeanor involving fraud, embezzlement, theft, or dishonesty or other criminal conduct against the Employer has been entered. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause, without (x) reasonable written notice to the Executive setting forth the reasons for the Employer's intention to terminate for Cause; (y) an opportunity for the Executive, together with his counsel, to be heard before the full board of directors of the Employer; and (z) delivery to the Executive of written notice of termination setting forth the finding that in the good faith opinion of the board of directors the Executive was guilty of Cause and specifying the particulars thereof in detail.

          (b) Termination upon Death or Disability of the Executive. This Agreement shall terminate immediately upon the Executive's death or upon the disability of the Executive after termination of pay as set forth in
Section 2.2.

          (c) Termination Upon Change of Control. Notwithstanding any provision of this Agreement to the contrary, the Executive may terminate this Agreement, but not the covenant not to disclose information set forth in Article III, upon the happening of any of the following events:

          (i) The sale by the Employer of substantially all of its assets to a single purchaser or to a group of associated purchasers;

          (ii) The sale, exchange, or other disposition to a single person or group of persons under common control in one transaction or series of related transactions resulting in such person or persons owning, directly or indirectly, greater than thirty-three percent (33%) of the combined voting power of the outstanding shares of the Employer's common stock;

          (iii) More than fifty percent (50%) of the members of the board of directors of the Employer shall be persons who are neither nominated for election by the board or an authorized committee of the board nor elected by the board;

          (iv) The decision by the Employer to terminate its business and liquidate its assets;

          (v) The merger or consolidation of the Employer in a transaction in which the shareholders of the Employer immediately prior to such merger or consolidation receive less than fifty percent (50%) of the outstanding voting shares of the new or continuing corporation; or

          (vi) A person (within the meaning of Section 3(a)(9) or Section 13(d)(3), as in effect on the date hereof, of the Securities
Exchange Act of 1934 (the "Exchange Act")) shall become the beneficial owner (within the meaning of rule 13d-3 of the Exchange
Act as in effect on the date hereof) of fifty percent (50%) or more of the outstanding voting securities of the Employer.

     In the event the Executive does not elect to terminate this Agreement upon the happening of any of the events noted above, and as a result of such event, the Employer is not the surviving entity, then the provisions of this Agreement shall inure to the benefit of and be binding upon the surviving or resulting entity. If as a result of the merger, consolidation, transfer of assets, or other event listed above, the duties of the Executive are increased, then the compensation of the Executive provided for in Section 2.1 of this Agreement shall be reasonably adjusted upward to compensate for the additional duties and responsibilities assumed.

          (d) Termination by the Executive for Cause. The Executive shall have the right to terminate this Agreement in the event of (i) the Employer's intentional breach of any covenant or term of this Agreement, but only if the Employer fails to cure such breach within twenty (20) days following the receipt of notice by the Executive setting forth the conditions giving rise to such breach; (ii) an assignment to the Executive of any duties inconsistent with, or a significant change in the nature or scope of, the Executive's authorities or duties from those authorities and duties held by the Executive as of the date hereof and as increased from time to time; or (iii) the failure by the Executive to obtain the assumption of the commitment to perform this Agreement by any successor corporation.

     5.3     Termination Payments.

          (a) Termination Other than for Cause. In the event that the Executive's employment is terminated by the Employer during the term hereof for reasons other than Cause as defined in Section 5.2(a) or the Executive terminates this Agreement in accordance with Section 5.2(c) or
Section 5.2(d), the Employer shall:

          (i) Pay to the Executive all amounts accrued through the date of termination, any unreimbursed expenses incurred pursuant to
Section 2.5 of this Agreement, and any other benefits specifically provided to the Executive under any benefit plan.

          (ii) Pay to the Executive an amount equal to two (2) times the Executive's then current annual salary.

          (iii) At the election of the Executive, pay to the Executive an amount equal to the number of shares subject to such holder's unexercised options, whether or not vested, times the amount by which the "Fair Market Value" of the Employer's common stock exceeds the exercise price of such options. Fair Market Value shall mean the closing price for such stock on the close of business on the trading day last preceding the date of such termination as quoted on a registered national securities exchange or, if not listed on such an exchange, the Nasdaq Stock Market ("Nasdaq") of the National Association of Securities Dealers, Inc., or, if not listed on such an exchange or included on Nasdaq, the closing price (or, if no closing price is available from sources deemed reliable by the Company, the closing bid quotation) for such stock as determined by the Company through any other reliable means of determination available on the close of business on the trading day last preceding the date of such termination.
If the Executive elects to receive payment as provided above for Executive's unexercised options, on payment to the Executive of the amount due from the Employer, the rights to exercise options with respect to which he has received payment shall terminate. If the Executive elects not to receive payment as provided above for the Executive's unexercised options, all forfeiture restrictions governing stock or options held by the Executive shall immediately terminate and such common stock or options shall be fully vested and held free from forfeiture by the Executive.

          (iv) Maintain in full force and effect, for the continued benefit of the Executive for the number of years (including partial years) remaining in the term of employment hereunder, all employee benefit plans and programs in which the Executive was entitled to participate immediately prior to the date of termination, provided that the Executive's continued participation is possible under the general terms and provisions of such plans and programs. In the event that the participation of the Executive and his family in the Employer's group health plan and/or life insurance program is barred, the Employer shall provide the Executive and his family with benefits substantially similar to those which the Executive would otherwise have been entitled to receive under such plan and program from which his continued participation is barred.

          (b) Termination upon Death of the Executive. If the Executive dies during the term of this Agreement, the Employer shall pay to the estate of the Executive the following:

          (i) All amounts accrued through the date of termination, any unreimbursed expenses incurred pursuant to Section 2.5 of this Agreement, and any other benefits specifically provided to the Executive under any benefit plan; and

          (ii) In six (6) equal monthly installments commencing on the first day of the month immediately following the month in which the Executive dies, an amount equal to one (1) year's then current salary provided for in Section 2.1(a) (as adjusted pursuant to Section 2.1(b)) of this Agreement, and payment of the pro rata portion of the incentive compensation which would have been payable pursuant to Section 2.1(c), based upon the number of full months of his employment during the year of his death.

          (c) Termination for Cause or Termination by the Executive. If the Executive terminates this Agreement for any reason other than in accordance with the provisions of Section 5.2(c) or Section 5.2(d) of this Agreement, or if the Employer terminates this Agreement on account of Cause, the Employer shall deliver to the Executive, within ninety
(90) days following the effective date of such termination, all amounts accrued through the date of termination, any unreimbursed expenses incurred pursuant to Section 2.5 of this Agreement, and any other benefits specifically provided to the Executive under any benefit plan.
The Employer shall have no further obligation to the Executive.

     5.4 Resignation upon Termination. Upon the termination of this Agreement for any reason, the Executive hereby agrees to resign from all positions held in the Employer or an affiliate of the Employer, including without limitation any position as an officer, agent, or trustee of the Employer or any affiliate of the Employer.


                                ARTICLE VI
                               MISCELLANEOUS

     6.1 Exit Interview. To insure a clear understanding of this Agreement, including but not limited to the protection of the Employer's business interests, the Executive agrees, at no additional expense to the Executive, to engage in an exit interview with the Employer at a reasonable time and place designated by the Employer.

     6.2 Severability. If any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect the validity and enforceability of any other provisions hereof. Further, should any provisions within this Agreement ever be reformed or rewritten by a judicial body, those provisions as rewritten shall be binding upon the Employer and the Executive.

     6.3 Right of Setoff. The Employer and the Executive shall each be entitled, at its option and not in lieu of any other remedies to which it may be entitled, to set off any amounts due from the other or any affiliate of the other against any amount due and payable by such person or any affiliate of such person pursuant to this Agreement or otherwise.

     6.4 Representations and Warranties of the Executive. The Executive represents and warrants to the Employer that (a) the Executive understands and voluntarily agrees to the provisions of this Agreement; (b) the Executive is not aware of any existing medical condition which might cause him to be or become unable to fulfill his duties under this Agreement; and (c) the Executive is free to enter into this Agreement and has no commitment, arrangement or understanding to or with any third party that restrains or is in conflict with this Agreement or that would operate to prevent the Executive from performing the services to the Employer that the Executive has agreed to provide hereunder.

     6.5 Succession. This Agreement and the rights and obligations hereunder shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, and shall also bind and inure to the benefit of any successor of the Employer by merger or consolidation or any assignee of all or substantially all of its property.

     6.6 Assignment. Except to any successor or assignee of the Employer as provided in Section 6.5, neither this Agreement nor any rights or benefits hereunder may be assigned by either party hereto without the prior written consent of the other party. Neither the Executive, the Executive's spouse, the Executive's designated contingent beneficiary, nor their estates shall have any right to anticipate, encumber, or dispose of any payment due under this Agreement. Such payments and other rights are expressly declared nonassignable and nontransferable, except as specifically provided herein.

     6.7 Reimbursement of Expenses. In the event that it shall be necessary or desirable for the Executive to retain legal counsel and/or incur other costs and expenses in connection with the enforcement of any and all of the Executive's rights under this Agreement, the Executive shall be entitled to recover from the Employer reasonable attorneys' fees, costs, and expenses incurred by the Executive in connection with the enforcement of said rights. Payment shall be made to the Executive by the Employer at the time such attorneys' fees, costs, and expenses are incurred by the Executive. If, however, the Executive does not prevail in such enforcement action, the Executive shall repay any such payments to the Employer and shall reimburse the Employer for reasonable attorneys' fees, costs and expenses incurred by the Employer in connection with such action. Further, the Executive shall reimburse the Employer for any attorneys' fees and all other costs and expenses incurred by the Employer in any action brought by the Employer relating to the enforcement of this Agreement in which the Employer is the prevailing party. Fees payable hereunder shall be in addition to any other damages, fees, or amounts provided for herein.

     6.8 Indemnification. The Employer shall indemnify the Executive and hold the Executive harmless from liability for acts or decisions made by the Executive while performing services for the Employer to the greatest extent permitted by applicable law. The Employer shall use its best efforts to obtain coverage for the Executive under any insurance policy now in force or hereafter obtained during the term of this Agreement insuring officers and directors of the Employer against such liability. The Executive agrees to indemnify and to hold the Employer harmless from any and all damages, losses, claims, liabilities, costs, or expenses arising from the Executive's acts or omissions in violation of his duties under this Agreement which constitute fraud, gross negligence, or willful and knowing violations of the terms of this Agreement.

     6.9 Notices. Any notices or other communications required or permitted under this Agreement shall be sufficiently given if personally delivered, if sent by facsimile or telecopy transmission or other electronic communication confirmed by sending a copy thereof by United States mail, if sent by United States mail, registered or certified, postage prepaid, or if sent by prepaid overnight courier addressed as set forth on the signature page hereto or such other addresses as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given as of the date so delivered or sent by facsimile or telecopy transmission or other electronic communication, one (1) day after the date so sent by overnight courier, or three (3) days after the date of deposit in the United States mail.

     6.10 Entire Agreement. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter contained herein. No change, addition, or amendment shall be made except by written agreement signed by the parties hereto.

     6.11 Waiver of Breach. The failure by any party to insist upon the strict performance of any covenant, duty, agreement, or condition of this Agreement or the failure to exercise any right or remedy consequent upon a breach hereof shall not constitute a waiver of any such breach or of any covenant, agreement, term, or condition and the waiver by either party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by any party.

     6.12 Multiple Counterparts. This Agreement has been executed in a number of identical counterparts, each of which for all purposes is to be deemed an original, and all of which constitute, collectively, one agreement. In making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

     6.13 Descriptive Headings. In the event of a conflict between titles to articles and paragraphs and the text, the text shall control.

     6.14 Governing Law. The laws of the state of Texas shall govern the validity, construction, enforcement, and interpretation of this Agreement.

     Signed and delivered to be effective as of the Effective Date set forth above.

                                   EMPLOYER:

Address:                           Future Petroleum Corporation
2351 West Northwest Highway, Suite 2130
Dallas, Texas  75220
                                   By:/s/ B. Carl Price
                                   Name: B. Carl Price
                                   Title: President


Address:                           EXECUTIVE:
P.O. Box 25253
Dallas, Texas  75225
                                   /s/ B. Carl Price
                                   B. Carl Price